Form 8-K

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549

                 PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report(Date of earliest event reported):
                        April 15, 1998


                    WESTMORELAND COAL COMPANY
                    -------------------------
     (Exact name of registrant as specified in its charter)


          DELAWARE                0-752             23-1128670
          --------                -----             ----------
(State or other jurisdiction  (Commission File  (I.R.S. Employer
of incorporation or            Number            Identification
organization)                                    No.)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado
--------------------------------------------------------------
80903
-----
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     On April 15, 1998, the Company announced its 1997 results.
In addition, the Company filed its 1997 Form 10-K with the Securities and Exchange Commission and an amended plan of reorganization and disclosure statement related to its Chapter 11 proceedings with the Bankruptcy Court.

Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.3        Press release dated April 15, 1998


                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WESTMORELAND COAL COMPANY



Date: April 20, 1998                /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
EXHIBIT 99.3

                ---------------------------------
                      Westmoreland Reports
                1997 Net Income of $28.2 Million;
                Files Amended Reorganization Plan
                ---------------------------------


Colorado Springs, CO -- April 15, 1998 -- Westmoreland Coal Company (OTC Bulletin Board: WMCLQ) announced its 1997 results today. Also today the Company filed its 1997 Form 10-K with the Securities and Exchange Commission and an amended plan of reorganization and disclosure statement related to its Chapter 11 proceedings with the Bankruptcy Court. The Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December, 1996, and has operated as debtor-in-possession since that time. All financial results should be read in conjunction with the notes to the Company's financial statements contained in the 1997 Form 10-K.

1997 FINANCIAL RESULTS
The Company's net income was $28.2 million for 1997 which included a $4.8 million loss related to the disposition of the Corona Group and an expense of $2.5 million for legal and consulting fees related to the Chapter 11 proceedings. 1996 net income was $38.3 million which included gains on sales of assets totaling $24.2 million and an additional $14.4 million of income recognized as a result of a change in the method of accounting for black lung benefits.

Operating income for 1997 was $33.6 million compared to an operating loss of $0.8 million for 1996. 1997 operating income included $27.2 million of unusual credits due to reductions in estimated black lung benefit liabilities and in actuarially determined liabilities under the 1993 Wage Agreement with the United Mine Workers of America ("UMWA"). 1996 operating income included $11.9 million of unusual credits due to an adjustment of accrued postretirement medical benefits charged when the Hampton Division was sold in 1995, and updated actuarial data for UMWA pension withdrawal liability. Positively affecting operating income was the strong performance of the Company's independent power, terminal and coal operations, highlighted by a new annual production record of 7.051 million tons at Westmoreland Resources, Inc. ("WRI"), breaking the previous record of 4.948 million tons set in 1979. Equity in earnings of independent power projects increased 14% due to an increase in project earnings. This was a result of fewer forced outage days and reduced operating and maintenance expenses. Also contributing to the improvement in operating income was a 42% reduction in selling and administrative costs as a result of the ongoing shutdown of the Virginia Division operations, a continuing Company wide reduction in personnel, reduced travel expenses and lower non-bankruptcy related legal and consulting expenses.

<PAGE 2>
Cash provided by operating activities was $19.9 million in 1997 compared to cash used by operating activities of $14.9 million in 1996. The increase is mainly the result of increased revenues at WRI, increased distributions to Westmoreland Energy, Inc. ("WEI"), and a reduction in heritage costs due to the automatic stay associated with the Chapter 11. Consolidated cash and cash equivalents as of December 31, 1997 totaled $30.7 million, however, as a result of the bankruptcy filings, the Company is not permitted to consolidate the individual subsidiary cash balances but continues to manage those balances on their behalf.

Net income applicable to common shareholders was $23.3 million or income per share of $3.34 for 1997 compared to net income applicable to common shareholders of $33.5 million, or income per share of $4.80 for 1996. As of December 31, 1997, the Company had shareholders' equity of $28.4 million compared to shareholders' equity of $0.2 million as of December 31, 1996. While in Chapter 11, the Company is prohibited from paying dividends.

The attached financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern and do not necessarily reflect or provide for all of the possible consequences of the ongoing Chapter 11 reorganization cases. Specifically, they do not purport to present the settled amount of liabilities and contingencies which the Company hopes may be allowed in the Chapter 11 reorganization cases or the effect of any changes which may be made in connection with the capitalization or operations resulting from a plan of reorganization.

Because of the ongoing nature of the reorganization cases, the outcome of which is not presently determinable, the attached financial statements are subject to material uncertainties and may not be indicative of the results of the Company's future operations or financial position. No assurance can be given that the Company will be successful in reorganizing its affairs within the Chapter 11 bankruptcy proceedings.

REORGANIZATION PLAN
On February 2, 1998, Westmoreland Coal Company and four subsidiaries filed a Joint Plan of Reorganization in its continuing effort to preserve and maximize the value of its estate as a going concern for the benefit of all creditors, including the UMWA Pension and Benefit Funds ("Funds"), as well as all shareholders. On that same date the Funds filed a competing plan of reorganization which provides for the elimination of all preferred and common shareholder interests. The Company intends to vigorously oppose the Funds' plan. April 15, 1998 was set by the Bankruptcy Court as the deadline for filing all amendments and supplements to the plans of reorganization and disclosure statements (addressing U.S. Trustee comments with respect to the adequacy of these filings) and today the Company filed an amended reorganization plan and disclosure statement. It is expected that the Funds will also file an amended plan.

The Company believes that the over $260 million in claims filed by the Funds (The UMWA 1992 Benefit Plan, the UMWA Combined Benefit Fund, and the UMWA 1974 Pension Trust) against the Company are overstated and the Company intends to dispute these claims through the claims objection process and/or litigation. The Company will seek a determination of the appropriate allowable amount of the Funds' claims.

<PAGE 3>
The Company's proposed amended plan provides that the Funds will share in a distribution of up to $75 million in cash and notes or bonds and up to 20% of the new common stock of the reorganized Westmoreland. Other allowed claims will be resolved through various methods including cash payments with interest. Under the Company's plan, existing common and preferred shareholders will retain 80% or more of the reorganized Company to be allocated 80% to existing preferred shareholders (in recognition of their liquidation preference in bankruptcy) and 20% to existing common shareholders.

THE COMPANY'S PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. The Company is prohibited from soliciting support for its plan until the Court has approved the disclosure statement. The Court will hold hearings to determine the adequacy of the disclosure statements (the Company's and/or the Funds' if filed). Creditors and shareholders will receive a notice of the disclosure statement adequacy hearing date(s), however, no date(s) have been set by the Court. If either (or both) of the statements are deemed adequate, approval solicitation, including voting, will take place. If either plan is approved by those eligible to vote, confirmation hearings will take place. Although no schedule has been set, the Court has expressed a desire to move the process along expeditiously.

1997 FORM 10-K AND ANNUAL REPORT
Westmoreland has filed its 1997 Form 10-K with the Securities and Exchange Commission. In recognition that the Company is in bankruptcy, that it has filed a plan of reorganization, and also to minimize costs, the Company does not plan to produce and distribute an Annual Report to shareholders while in Chapter 11. Shareholders are invited to request a Form 10-K which provides certain information that is typically found in the Annual Report to shareholders. Shareholders and others interested in receiving a copy of the Form 10-K can request a copy by writing to the Company at the following address: Westmoreland Coal Company, Shareholder Relations Department, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO, 80903. The Form is available electronically through the Securities and Exchange Commission's EDGAR system (http://www.sec.gov/cgi-bin/srch-edgar).

Westmoreland Coal Company, headquartered in Colorado Springs,
Colorado, is engaged in Powder River Basin coal mining, independent power and coal shipping and terminal facility operations.

THE ATTACHED FINANCIAL RESULTS CONTAIN ONLY SELECTED NOTES TO THE
COMPANY'S FINANCIAL STATEMENTS. ALL FINANCIAL RESULTS SHOULD BE
READ IN CONJUNCTION WITH THE COMPLETE NOTES TO THE COMPANY'S
FINANCIAL STATEMENTS CONTAINED IN THE 1997 FORM 10-K.


                                #

For further information contact Diane Jones (719) 448-5814.

<PAGE 4>
Westmoreland Coal Company and Subsidiaries
Debtor-in-Possession
Consolidated Balance Sheets
-------------------------------------------------------------------------------

December 31,                                                 1997          1996
-------------------------------------------------------------------------------
                                                               (in thousands)
Assets
Current assets:
 Cash and cash equivalents                            $    30,664   $     8,791
 Receivables:
   Trade                                                    4,483         4,667
   Terminated pension plan, net                            13,040             -
   Other                                                    1,026         2,218
-------------------------------------------------------------------------------
                                                           18,549         6,885
 Inventories                                                    -           688
 Other current assets                                         402           726
-------------------------------------------------------------------------------
   Total current assets                                    49,615        17,090
-------------------------------------------------------------------------------

Property, plant and equipment:
   Land and mineral rights                                 11,684        11,028
   Plant and equipment                                     94,265       137,873
-------------------------------------------------------------------------------
                                                          105,949       148,901
   Less accumulated depreciation and depletion             70,262       106,201
-------------------------------------------------------------------------------
                                                           35,687        42,700

Investment in independent power projects                   54,152        51,386
Investment in Dominion Terminal Associates (DTA)           18,680        19,841
Workers' compensation bond                                  6,665         9,960
Prepaid pension cost                                        3,528        11,021
Excess of trust assets over pneumoconiosis
 benefit obligation                                        11,700             -
Other assets                                                1,970         1,973
-------------------------------------------------------------------------------
    Total Assets                                      $   181,997   $   153,971
===============================================================================

See accompanying Selected Notes to Consolidated Financial Statements.

<PAGE 5>
December 31,                                                 1997          1996
-------------------------------------------------------------------------------
                                                                (in thousands)
Liabilities and Shareholders' Equity
Current liabilities:
 Current installments of long-term debt               $       51    $       443
 Accounts payable and accrued expenses:
   Trade                                                   2,894            847
   Taxes, other than income taxes                          5,208          3,437
   Reorganization expenses                                 1,645              -
   Other accrued expenses                                  1,205          1,588
   Reclamation costs                                         100            590
-------------------------------------------------------------------------------
     Total current liabilities                            11,103          6,905
-------------------------------------------------------------------------------

Liabilities subject to compromise                        132,667        136,191
Long-term debt, less current installments                    407            881
Accrual for reclamation costs, less current portion        3,182          4,216
Accrual for pneumoconiosis benefits                            -            127
Other liabilities                                              -            261

Minority interest                                          6,245          5,153

Commitments and contingent liabilities

Shareholders' equity
  Preferred stock of $1.00 par value
   Authorized 5,000,000 shares;
   Issued 575,000 shares                                     575            575
  Common stock of $2.50 par value
   Authorized 20,000,000 shares;
   Issued 6,965,328 shares                                17,402         17,402
  Other paid-in capital                                   94,641         94,641
  Accumulated deficit                                    (84,225)      (112,381)
-------------------------------------------------------------------------------
    Total shareholders' equity                            28,393            237
-------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity        $  181,997    $   153,971
===============================================================================

See accompanying Selected Notes to Consolidated Financial Statements.

<PAGE 6>

Westmoreland Coal Company and Subsidiaries
Debtor-in-Possession
Consolidated Statements of Operations
-------------------------------------------------------------------------------------
Year Ended December 31,                                  1997        1996        1995
                                                                (in thousands)
Revenues:
  Coal                                             $   47,182  $   44,152  $  109,114
  Independent power projects -
   equity in earnings                                  17,770      15,335      16,968
  Dominion Terminal Associates -
   equity in earnings (share of losses)                   880         827      (1,082)
-------------------------------------------------------------------------------------
                                                       65,832      60,314     125,000
-------------------------------------------------------------------------------------
Cost and expenses:
  Cost of sales - coal                                 42,063      50,863     104,120
  Depreciation, depletion and amortization              1,715       2,336      14,903
  Selling and administrative                            5,932      10,219      17,865
  Heritage costs                                       16,673      16,686      19,844
  Pension benefit (including termination gain
   of $1,512,000 in 1997)                              (5,547)     (3,601)     (2,440)
  Unusual charges (credits)                           (27,214)    (11,896)     66,623
  Doubtful accounts recoveries                         (1,410)     (3,449)       (967)
-------------------------------------------------------------------------------------
                                                       32,212      61,158     219,948
-------------------------------------------------------------------------------------
Operating income (loss)                                33,620        (844)    (94,948)

Other income (expense):
  Gains on sales of assets (including
   $10,700,000 from Penn Virginia
   Corporation in 1996)                                   969      24,238       9,088
  Interest expense                                       (320)       (400)     (1,164)
  Interest income                                           -       1,455       2,600
  Minority interest                                    (1,092)       (890)     (1,368)
  Other income                                            713       2,036       1,161
-------------------------------------------------------------------------------------
                                                          270      26,439      10,317
-------------------------------------------------------------------------------------
Income from continuing operations before
 reorganization items and income taxes                 33,890      25,595     (84,631)

Reorganization Items:
  Legal and consulting fees                            (2,484)          -           -
  Interest income                                       1,552           -           -
-------------------------------------------------------------------------------------
Income before income taxes                             32,958      25,595     (84,631)
Income tax expense                                          -        (575)     (1,488)
-------------------------------------------------------------------------------------
Income (loss) from continuing operations               32,958      25,020     (86,119)

Discontinued operations:
  Operating loss                                       (1,284)     (1,049)       (267)
  Impairment and loss on disposal                      (3,518)          -           -
-------------------------------------------------------------------------------------
  Loss from discontinued operations                    (4,802)     (1,049)       (267)

Cumulative effect of change in
 accounting for pneumoconiosis benefits                     -      14,372           -
-------------------------------------------------------------------------------------
Net income (loss)                                      28,156      38,343     (86,386)
Less preferred stock dividends:
   Declared                                                 -           -       2,444
   In arrears                                           4,888       4,888       2,444
-------------------------------------------------------------------------------------
Net income (loss) applicable
 to common shareholders                             $  23,268  $   33,455  $  (91,274)
=====================================================================================

<PAGE 7>
Westmoreland Coal Company and Subsidiaries
Debtor-in-Possession
Consolidated Statements of Operations (Continued)
-------------------------------------------------------------------------------------
Year Ended December 31,                                  1997        1996        1995
-------------------------------------------------------------------------------------
                                                             (in thousands except
                                                                 per share data)
Income (loss) per share applicable
 to common shareholders:
  Continuing operations                            $     4.03  $     2.88  $   (13.11)
  Discontinued operations                               (0.69)       (.14)          -
  Cumulative effect of change in
   accounting principle                                     -        2.06           -
-------------------------------------------------------------------------------------
                                                   $     3.34  $     4.80  $   (13.11)
=====================================================================================
Pro forma amounts assuming the change in the
 method of accounting for pneumoconiosis
 benefits is applied retroactively:
    Net income (loss) applicable
     to common shareholders                                 -  $   19,083  $  (96,405)
    Income (loss) per share applicable
     to common shareholders                                 -  $     2.74  $   (13.84)
=====================================================================================
Weighted average number of common
 shares outstanding - basic and diluted                 6,965       6,965       6,965


See accompanying Selected Notes to Consolidated Financial Statements.

<PAGE 8>

Westmoreland Coal Company and Subsidiaries
Debtor-in-Possession
Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------
Years Ended December 31,                                     1997       1996        1995
----------------------------------------------------------------------------------------
                                                                   (in thousands)
Cash flows from operating activities:
Net income (loss)                                      $   28,156  $  38,343 $   (86,386)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Equity in earnings of independent power projects      (17,770)   (15,335)    (12,968)
    Deferred development fees earned from
     independent power projects                                 -          -      (4,000)
    Cash distributions from independent
     power projects                                        14,995     12,971      10,370
    Equity earnings from Dominion
     Terminal Associates                                     (880)      (827)      1,082
    Cash generated by Dominion Terminal
     Associates facility                                    4,865      3,786       1,842
    Cash contributions to Dominion Terminal
     Associates                                            (2,883)    (3,187)     (2,282)
    Depreciation, depletion and amortization                1,715      2,336      14,903
    Gain on termination of pension plan                    (1,512)         -           -
    Unusual charges (credits)                             (27,214)   (11,896)     90,126
    Gains on sales of assets                                 (969)   (24,238)     (9,088)
    Minority interest in WRI's income                       1,092        890       1,368
    Deferred income tax benefit                                 -       (579)       (404)
Impairment and loss on disposition of
 discontinued operations                                    3,518          -           -
    Cumulative effect of change in accounting for
     pneumoconiosis benefits                                    -    (14,372)          -
    Other                                                      96      2,747       6,786
    Changes in assets and liabilities:
      Accounts receivable, net of allowance for
       doubtful accounts                                    1,392     (1,331)     16,390
      Inventories                                             660        252       4,389
      Accounts payable and accrued expenses                   880     (9,037)    (26,263)
      Income taxes payable                                      -     (2,905)     (1,058)
      Prepaid pension asset                                (4,035)         -           -
      Accrual for workers' compensation                         -     (6,285)       (267)
      Accrual for postretirement medical costs                  -      7,250       5,008
      Accrual for pneumoconiosis benefits                   1,188        127      (1,133)
      Other liabilities                                        15       (914)       (241)
----------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities
 before reorganization items                                3,309    (22,204)      8,174
----------------------------------------------------------------------------------------
Changes in reorganization items:
  Trade and other liabilities subject to compromise        14,977      7,255           -
  Liabilities not subject to compromise                     1,645          -           -
----------------------------------------------------------------------------------------
Net change in reorganization items                         16,622      7,255           -
----------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities        19,931    (14,949)      8,174
----------------------------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property, plant and equipment                 (174)      (664)     (2,923)
  Equity funding of independent power projects                  -          -      (4,611)
  (Increase) decrease in notes receivable                       -       (141)      3,145
  Purchase of additional interest in WRI                        -     (4,200)          -

<PAGE 9>
Westmoreland Coal Company and Subsidiaries
Debtor-in-Possession
Consolidated Statements of Cash Flows  (Continued)
----------------------------------------------------------------------------------------
Years Ended December 31,                                     1997       1996        1995
----------------------------------------------------------------------------------------
  Purchase of subsidiary                                        -          -      (2,771)
  Hampton lease buyout                                          -          -      (1,103)
  Net proceeds from sales of investments and assets         2,757     19,689      10,131
  Cash held by subsidiary disposed of                        (490)         -           -
----------------------------------------------------------------------------------------
 Net cash provided by investing activities                  2,093     14,684       1,868
----------------------------------------------------------------------------------------

Cash flows from financing activities:
  Repayment of long-term debt                                (151)    (1,662)    (10,240)
  Dividends paid to preferred shareholders                      -          -      (2,444)
  Dividends paid to minority shareholders
   of subsidiary                                                -       (993)     (1,100)
----------------------------------------------------------------------------------------
Net cash used in financing activities                        (151)    (2,655)    (13,784)
----------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       21,873     (2,920)     (3,742)
Cash and cash equivalents, beginning of year                8,791     11,711      15,453
----------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $   30,664  $   8,791 $    11,711
========================================================================================

Supplemental disclosures of cash flow information:

Cash paid during the year for:
    Interest                                           $       31  $     228 $  1,106
    Income taxes                                                -      1,140    1,432

In September 1997, the Company completed the sale of the Corona
Group Inc. ("Corona"). Corona was sold for $895,000 in notes receivable, the Company retained a 15% interest in Corona, and the purchaser assumed a contingent liability.

In September 1996, the Company completed a non-cash transaction for the transfer of several of its idled Virginia Division mining operations. In exchange for these operations, the purchaser assumed responsibility for certain reclamation obligations amounting to approximately $2,200,000. The entire amount of the obligations assumed was recorded as a gain on the sale of assets.

In May 1996, the Company completed non-cash transactions for the sale of its idled Wentz and Pine Branch Mining operations. The purchasers of those assets assumed reclamation and other liabilities totaling approximately $3,000,000 as part of those transactions. The entire amount of the obligations assumed was recorded as a gain on the sale of assets.

In October 1995, WEI, through its subsidiary, Westmoreland-Corona, Inc. completed the purchase of the Corona Group Inc. ("Corona"). Corona was acquired for $2,771,000 in cash plus the assumption of $2,042,000 in notes payable and other liabilities, in exchange for 100% of Corona's stock.

In September 1995, the Company completed the sale of Cleancoal Terminal Company ("Cleancoal"). In exchange for the assets of the Cleancoal operations and a cash payment of $2,500,000, the Company was released from its $8,864,000 loan guarantee obligation on behalf of Adventure Resources to the purchaser, as well as the guarantee of related interest payments of approximately $70,000 per month.

In the first quarter of 1995, $8,000,000 was distributed from debt reserve accounts of certain of the Company's independent power projects and bank letters of credit were substituted for the amounts distributed. The cash proceeds are restricted as to use and were invested in certificates of deposit of the bank issuing the letters of credit. The certificates of deposit collateralize the letters of credit and are classified on the Company's Condensed Consolidated Balance Sheets as an investment in independent power projects.

See accompanying Selected Notes to Consolidated Financial
Statements.

<PAGE 10>
    SELECTED NOTES TO DECEMBER 31, 1997 FINANCIAL STATEMENTS

LIABILITIES SUBJECT TO COMPROMISE

The filing of the Chapter 11 cases by the Debtor Corporations (i) automatically stayed actions by creditors and other parties in interest to recover any claim that arose prior to the commencement of the cases, and (ii) served to accelerate, for purposes of allowance, all prepetition liabilities of the Company, whether or not those liabilities were liquidated or contingent as of the Petition Date. In accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization under the Bankruptcy Code") liabilities subject to compromise are segregated from those that are not, in the accompanying balance sheet. The following table sets forth the liabilities of the Company that are subject to compromise as of December 31, 1997 and 1996:

December 31,                              1997         1996
-----------------------------------------------------------
Trade and other liabilities       $  7,035,000 $  7,255,000
Long-term debt                       1,607,000    1,607,000
1974 UMWA Pension Plan              13,800,000   13,800,000
Workers' compensation               24,341,000   27,339,000
1992 UMWA Benefit Plan              40,469,000   28,115,000
1993 Wage Agreement Plan            32,067,000   44,619,000
UMWA Combined Benefit Fund                   -            -
Salaried Plan                       12,175,000   12,500,000
SERP                                 1,173,000      956,000
-----------------------------------------------------------
     Total                        $132,667,000 $136,191,000
===========================================================

The liabilities subject to compromise include obligations to pay future pension, workers' compensation, health care and other post retirement benefits ("future benefit obligations"). The estimates of the present value of these future benefit obligations are actuarially determined. The actuarial assumptions underlying these calculations are not subject to precise estimation. Accordingly, these estimates are subject to change as new information becomes available.

In determining future benefit obligations for purposes of preparing financial statements in accordance with generally accepted accounting principles and the related disclosures, certain assumptions and methodologies must be used with respect to some actuarial factors. For other factors, there is a range of actuarial assumptions that would be considered reasonable. While the Company believes that the assumptions used in estimating the present value of these liabilities for future benefits fall within this acceptable range, there are other reasonable assumptions which, if used, would reduce those estimates.

The Company believes that different assumptions and methodologies will be used by the Bankruptcy Court to determine the amount of the allowed claims relating to these future benefit obligations, including a requirement by the Court that the actuarial calculations give effect to the implementation of the managed care and cost containment provisions required by the Coal Act. The Company believes that those assumptions and methodologies will result in allowed claims significantly less than the estimated present value of the benefit obligations used in preparing these financial statements and disclosures.

<PAGE 11>
LONG-TERM DEBT. The Company maintains that to the extent unsecured long-term debt pertains to transactions arising prior to the Petition Date, such liabilities constitute liabilities subject to compromise. The Company believes that substantially all of its liability for unsecured long-term debt arose and was incurred prepetition and constitute prepetition claims. A number of proofs of claim have been filed in the Chapter 11 case in connection with this liability.

1974 UMWA PENSION PLAN. The Company maintains that for bankruptcy purposes, to the extent any withdrawal liability will be assessed under the Multiemployer Pension Plan Act ("MPPA"), that liability would be in respect of consideration furnished by employees of the Company prior to the Petition Date, and that any such liability was incurred prior to the Petition Date and constitutes a liability subject to compromise. The Company believes that except for a small percentage (i.e., 2% to 3%) of the aggregate withdrawal liability of $13,800,000 estimated by the 1974 UMWA Pension Plan as of June 30, 1996, and in their proof of claim, such liability is in respect of consideration furnished by employees of the Company prior to the Petition Date.

The Company maintains that a withdrawal will not occur until the completion of certain reclamation work at the Company's Virginia Division, which is to be performed by UMWA represented employees and is expected to be completed sometime in the second quarter of 1998. Accordingly, the Company believes that the withdrawal liability will be determined using an asset valuation date of June 30, 1997, in accordance with the provisions of MPPA. The 1974 UMWA Pension Plan has not provided the Company with an updated actuarial estimate of the withdrawal liability calculated as of June 30, 1997. Accordingly, the amount of the liability subject to compromise at December 31, 1997 reflects the actuarial estimate of the withdrawal liability calculated as of June 30, 1996.

The 1974 UMWA Pension Plan and its Trustees have filed a total of ten proofs of claim against the Debtor Corporations asserting, as against each of the Debtors: (i) an administrative "priority" claim in the amount of $13,775,912, based upon an assessment of withdrawal liability under MPPA; and (ii) an administrative "priority" claim in the amount of $64,398, which allegedly is subject to the protections of Bankruptcy Code section 1113. The Debtor Corporations have filed objections before the Bankruptcy Court with respect to each of these claims disputing this liability in its entirety. No hearing has been scheduled on the Company's objection.

WORKERS' COMPENSATION BENEFITS. The Company maintains that to the extent workers' compensation benefits pertain to matters and transactions arising prior to the Petition Date, such liabilities constitute liabilities subject to compromise. The Company believes that substantially all of its liability for workers' compensation benefits arose and was incurred prepetition and constitute prepetition claims.

A number of proofs of claim have been filed in the Chapter 11 case in connection with this liability, including: (i) the state of West Virginia has filed an unsecured priority proof of claim in the amount of $55,314,265; (ii) the Commonwealth of Virginia has filed a secured proof of claim in the amount of $7,000,000 and an unsecured priority claim in the amount of $10,000,000; (iii) Travelers Casualty & Surety, formerly known as the Aetna Casualty & Surety Company, member of Travelers Group, has filed a secured claim in the amount of $7,015,255 and an unsecured non-priority claim in the amount of $19,720,988; and
(iv) Safeco Insurance Company of America has filed an unsecured non-priority claim in the amount of $11,452,473. The Company currently is evaluating these proofs of claim. The Company believes that certain of these claims relate to the same underlying liability and therefore are duplicative, and that other claims are overstated and should be disallowed, at least in part.

<PAGE 12>
1992 UMWA BENEFIT PLAN. Until shortly before the Petition Date, the Company provided health care benefits under its individual employer plan for beneficiaries (and their dependents) who were age- and service-eligible to receive benefits under the Coal Industry Retiree Health Benefits Act ("Coal Act") as of February 1, 1993, and who retired before October 1, 1994. Prepetition, the Company ceased providing such benefits. The Company maintains that pursuant to applicable law, prior to the Petition Date, the 1992 Plan became obligated to provide health care coverage for such beneficiaries and their dependents. The Company further maintains that, as a result thereof and in accordance with law, all claims of the 1992 Plan arising under the Coal Act were incurred by the Company before the Petition Date and constitute prepetition liabilities subject to compromise.

The Company estimates the present value of the Company's obligations to the 1992 Plan is approximately $114,406,000, not including any reduction attributable to implementation of the managed care and cost containment provisions required by the Coal Act. The liability recorded at December 31, 1997 of $40,469,000, represents the aggregate amount of the liability, less the unamortized transition obligation of $59,632,000 and the unrecognized net loss of $14,305,000 at that date. The Company believes that for bankruptcy purposes the total amount of $114,406,000 represents the present value of the liability subject to compromise at December 31, 1997. Pursuant to Bankruptcy Code section 502(b), the Bankruptcy Court will be required to determine the allowed amount of the claims of the 1992 Plan. The preceding estimate does not take into account any reductions resulting from claims objections, the allowance process and the litigation described below.

Following the Petition Date, the Trustees of the 1992 Plan commenced an adversary proceeding against the Company requesting that the Bankruptcy Court: (a) enter a permanent injunction requiring the Company to "reinstate" its individual employer plan for those beneficiaries who were eligible and were receiving benefits under the individual employer plan as of February 1, 1993 and who retired before October 1, 1994, and their dependents; (b) enter a declaratory judgment that the pre-funding premiums and monthly per-beneficiary premiums that arise under the Coal Act constitute "taxes" and administrative liabilities of the estate; and (c) enter an injunction requiring all of the Debtor Corporations to pay these pre-funding premiums and monthly per-beneficiary premiums to the 1992 Plan as and when statements are submitted by the Trustees. The Company filed answers and counterclaims in the Bankruptcy Court vigorously opposing this requested relief.

The Trustees of the 1992 Plan filed a motion with the Bankruptcy Court requesting that the Bankruptcy Court enter summary judgment in its favor with respect to substantially all of the relief requested in the above-referenced adversary proceeding. The Company filed pleadings in the Bankruptcy Court opposing this motion. The Bankruptcy Court held a hearing on May 8, 1997 and took the matter under advisement. On September 5, 1997, the Bankruptcy Court held that the 1992 Plan's claims related to Westmoreland's liability to pay for health benefits and the 1992 Plan's claims for pre-funding premiums were prepetition claims, not entitled to administrative priority. The Bankruptcy Court also held that Westmoreland was not required to reinstate its IEP because doing so would effectively elevate the 1992 Plan's claims above those of other unsecured creditors.

The Bankruptcy Court designated the order on the summary judgment motion as final, thereby allowing an immediate appeal and the 1992 Plan has appealed. The Bankruptcy Court has set aside June 1, 2 and 3, 1998 for trial of the remaining issues, comprised of the Company's other defenses and counter claims, not resolved by the summary judgment ruling. The Company has moved to dismiss without prejudice certain counterclaims previously asserted by the Company in the adversary proceedings alleging that the 1992 Plan received a prepetition preference and alleging that the terms of the Pledge Agreement (described in the next paragraph below) are ambiguous. In addition, the Company has augmented the counterclaims to assert that if the 1992 Plan is correct in contending that the 1992 Plan premiums should be deemed "taxes," then those provisions of the Coal Act mandating the payment of such premiums are an unconstitutional direct tax that is not apportioned among the states, in violation of the Direct Tax Clause of Article I of the United States Constitution.

<PAGE 13>
In an effort to reach an accommodation with the Funds prior to the Petition Date, on or about August 21, 1996, the Company entered into an Interim Agreement and "Pledge Agreement" with the 1992 Plan and the "Combined Benefit Plan" under which, among other things, the Company pledged its interest in certain subsidiaries to secure certain obligations specified therein. In pleadings filed before the Bankruptcy Court, the Company has maintained that the 1992 Plan does not hold any allowed secured claims against the Company by reason of the Pledge Agreement.
The Trustees have disputed the Company's contentions. If the Bankruptcy Court ultimately determines that the 1992 Plan holds allowed secured claims, then to that extent, such claims would constitute secured liabilities of the Company. In such event, whether or not those secured liabilities would be subject to compromise would depend upon the outcome of this adversary proceeding.

The 1992 Plan has filed a total of fifteen proofs of claim against the Debtor Corporations: (i) an unsecured claim (without designation of an entitlement to priority or security) in the amount of $1,103,384 based upon alleged "tax assessments" and liabilities under the Coal Act; (ii) a "protective" proof of claim (without designation of an entitlement to priority or security) in the amount of $154,156,912 based upon alleged "tax assessments" and liabilities arising under the Coal Act; and
(iii) a secured claim against Westmoreland (and an unsecured claim in each of the subsidiary Debtors) in the amount of $20,870,000 allegedly based upon liabilities arising under the Coal Act. The Company has objected to all of these claims. The allowability of the 1992 Plan's claims also has been raised in this adversary proceeding.

1993 WAGE AGREEMENT PLAN. The 1993 Wage Agreement between the Company and the UMWA requires the Company to establish and provide health care benefits under an individual employer plan for certain additional retirees. The Company currently provides benefits through its individual employer plan to age and service eligible retirees (and their dependents) who retire prior to the termination or expiration of the 1993 Wage Agreement. The UMWA 1993 Benefit Plan ("the 1993 Benefit Plan") is a multiemployer benefit plan providing health care benefits to specified beneficiaries entitled to such benefits under a UMWA Wage Agreement where such benefits are not provided by former employers through individual employer plans. The Company's liabilities under the 1993 Wage Agreement , whether provided under the Company's individual employer plan or by the 1993 Benefit Plan, are shown as subject to compromise, by virtue of the provisions of Bankruptcy Code section 1113, which authorizes the rejection of collective bargaining agreements. The Company maintains that any obligation of the Company to provide benefits under the 1993 Wage Agreement pursuant to its individual employer plan or to make contributions to the 1993 Plan extend only through the scheduled expiration of the 1993 Wage Agreement, which contention is now the subject of litigation. The estimate set forth herein does not take into account any reductions resulting from claims objection or the litigation, discussed below.

The Company estimates that the present value of the Company's obligation under the 1993 Wage Agreement is approximately $33,418,000, not including any reduction attributable to implementation of the managed care and cost containment provisions. The liability recorded at December 31, 1997 of $32,067,000, represents the aggregate amount of liability, less the unrecognized net loss of $1,351,000 at that date. The Company believes that for bankruptcy purposes the total of these amounts represents the present value of the liability subject to compromise at December 31, 1997. Pursuant to Bankruptcy Code section 502(b), the Bankruptcy Court is required to determine the allowed amount of any claims of the UMWA under the 1993 Wage Agreement.

<PAGE 14>
The UMWA has filed a proof of claim against the Debtor Corporations, asserting an unsecured non-priority claim in the amount of $62,189,106. The proof of claim allegedly seeks to recover the estimated costs of providing medical benefits for life of former Westmoreland employees who retired during the term of the 1993 Wage Agreement. The Company believes this claim covers only the period of time following expiration of the 1993 Wage Agreement on August 1, 1998. The Debtor Corporations have filed objections to this proof of claim on the ground that none of the Debtor Corporations has liability under the 1993 Wage Agreement after August 1, 1998. In addition, the Debtor Corporations have asserted counterclaims against the UMWA and the 1993 Benefit Plan. In their counterclaims, the Debtor Corporations seek a declaration (i) that Westmoreland's obligations to provide medical benefits for certain of its recent retirees and to make contributions to the 1993 Benefit Plan were established by and expire with the 1993 Wage Agreement (ii) that Westmoreland's subsidiaries are not liable for any obligations created by the 1993 Wage Agreement; and (iii) that the 1993 Benefit Plan was established to provide medical benefits to retirees who no longer receive benefits from their former employer, and is therefore required to provide medical benefits to Westmoreland's recent retirees after expiration of the 1993 Wage Agreement.

UMWA COMBINED BENEFIT PLAN. The UMWA Combined Benefit Plan is a multiemployer plan established by the Coal Act for purposes of providing health care benefits to beneficiaries, and their dependents, who were age- and service-eligible as of July 20, 1992 under the 1950 UMWA Benefit Plan or the 1974 UMWA Benefit Plan. Prior to the Petition Date, the Company ceased making payments to the Combined Benefit Plan. The Company maintains that any liability of the Company to the Combined Benefit Plan arose and was incurred pre-petition and constitutes a pre-
petition liability subject to compromise.   The Company has not
recorded a liability for the Combined Benefit Plan, as payments to this multiemployer plan are accounted for on a "pay-as-you-go" basis under the provisions of FAS 106. The Company estimates that the present value of the Company's obligation to the Combined Benefit Plan is approximately $41,800,000 not including any reduction attributable to implementation of the managed care and cost containment provisions required by the Coal Act. The Company believes that for bankruptcy purposes this amount represents the present value of the liability subject to compromise at December 31, 1997. Pursuant to Bankruptcy Code 502(b), the Bankruptcy Court will be required to determine the allowed amount of any claims of the Combined Benefit Plan. The preceding estimate does not take into account any reductions resulting from claims objections and the litigation discussed below.

On November 3, 1997, the Combined Benefit Plan filed a motion for allowance and ongoing payment of the premiums as administrative claims and to withdraw the reference of this issue from the District Court to the Bankruptcy Court. The Company has opposed this motion as well as the efforts of the Combined Benefit Plan to have the matter resolved by the District Court rather than the Bankruptcy Court. The matter is still pending.

The Combined Benefit Plan has filed two proofs of claim asserting liability against all of the Debtor Corporations based upon alleged "tax assessments" and liabilities arising under the Coal
Act: (i) an unsecured non-priority claim in the amount $63,554,715 plus unliquidated "secured and priority" claims; and
(ii) an unsecured non-priority claim in the amount of $8,583,175 plus unliquidated "secured and priority" claims. The Combined Benefit Plan asserts liability under Bankruptcy Code section 1114. In a statement accompanying the proof of claim, the Combined Fund also asserts a secured claim against Westmoreland in the amount of $4,522,000 allegedly based upon certain prepetition agreements. Finally, the Combined Benefit Plan has asserted an "unliquidated" priority claim for "contributions" to an employee benefit plan under Bankruptcy Code section 507(a)(4). The Debtor Corporations have objected to each of these claims.
No hearing has been scheduled on the Company's objections.

<PAGE 15>
PROOFS OF CLAIMS. The nature of the Chapter 11 cases is to have all claims against and interests in the Company resolved. In September, 1997 the Bankruptcy Court set December 1, 1997 as the deadline for shareholders and non-employee/retiree creditors of the Company to file proofs of claims and interests. Accordingly, on September 30, 1997, the Company's Claims Administrator, sent claim forms to shareholders and non-employee/retiree creditors. The Company's estimate of liabilities subject to compromise is subject to change based upon the Company's review of the proofs of claims which were timely filed.

SALARIED PLAN(1) AND SERP. The Company maintains that to the extent salaried retiree and SERP benefits pertain to matters and transactions arising prior to the Petition Date, such liabilities constitute liabilities subject to compromise. The Company believes that substantially all of its liability for salaried retiree and SERP benefits arose and was incurred prepetition and constitute prepetition claims. A number of proofs of claim have been filed in the Chapter 11 case in connection with these liabilities.




(1)The Company and a committee appointed by the Bankruptcy Court to represent the salaried retirees have reached an agreement on a revision of the salaried retiree benefit plan. The revisions to the salaried retiree benefit plan will only become effective if the Company's plan of reorganization is confirmed.